Exhibit 10.1

THE IDENTITY OF THE COUNTERPARTY TO THIS AGREEMENT AND CERTAIN OTHER INFORMATION HAS BEEN REDACTED BECAUSE IT IS NOT MATERIAL, IS TREATED AS CONFIDENTIAL BY THE REGISTRANT, AND MAY CAUSE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

This Exhibit Is An English Translation Of A Foreign Language Document. The Company Hereby Agrees To Supplementally Furnish To The Securities And Exchange Commision, Upon Request, A Copy Of The Foreign Language Document.

Mr. Notary,

Please add to your Records of Public Deeds a Lease Agreement (hereinafter, the “Contract”), which includes:

On the one hand:

●	[***********] (hereinafter, “THE LANDLORD”).

From the other side:

●	BRANCHOUT FOOD INC., a company incorporated under the laws of the State of Nevada, United States of America, identified with Tax Identification No. 87-3980472, with address at 205 SE Davis Ave, Suite C Bend Oregon 97702, United States of America, duly represented by Mr. Eric Healy, identified with United States Passport No. 565054630, according to powers granted by unanimous written agreement of the Board of Directors of the Company, dated May 7, 2024, notarized by a Notary Public of the State of Washington, United States of America, BJ Pritchett, (hereinafter referred to as “THE RENTER”).

Hereinafter, THE LESSEE and THE LESSOR shall be referred to jointly as the “PARTIES”; and, individually and indistinctly, as the “PARTY”.

This Agreement is concluded on the terms and conditions contained in the following clauses:

CLAUSE ONE:	BACKGROUND

1.1.	THE LESSOR is the sole and exclusive owner of the property located at [***********] (hereinafter, the “PROPERTY”).

1.2.	A food processing and freezing plant has been built on the PROPERTY with different facilities, assets and machinery linked to this purpose, (hereinafter, the “PLANT”), which is not currently in operation.

1.3.	THE LESSEE is a company dedicated to the production, packaging and export of dehydrated products, which is interested in leasing the PROPERTY with the preferential option of acquiring said PROPERTY, in order to use it for manufacturing activities within the Peruvian territory, either directly or through a related company.

1.4.	THE LESSEE is in the process of establishing a branch in Peru (hereinafter, the “Branch”), through which it will carry out the operations of its business within the Peruvian territory. It is expressly stated that the Branch will act as lessee under the terms of this Agreement once it is duly constituted. In this regard, the PARTIES agree that THE LESSOR gives its prior consent for THE LESSEE to make an assignment of contractual position in favor of the Branch, in accordance with the provisions of Clause Nine of this Agreement.

1.5.	On the other hand, THE LESSOR, for its part, is interested in leasing the PROPERTY, given that, to date, the PLANT is not operating, and in granting THE LESSEE a purchase option on the PROPERTY.

CLAUSE TWO:	OBJECT

2.1.	By means of this Agreement, THE LESSOR shall:

a)	Leases to THE LESSEE the following assets (hereinafter referred to as the “LEASED PROPERTY”): (i) the PROPERTY; and, (ii) all assets related to the PLANT located in the PROPERTY, which are detailed in Annex 1 of this Agreement (hereinafter, the “Assets”); and

b)	Grants THE TENANT an option to purchase the PROPERTY, in accordance with the terms and conditions established in Clause Ten of this Agreement.

2.2.	For its part, THE TENANT undertakes to pay the rent on time under the terms established in Clause Four, and to comply with the other obligations that correspond to it under this Agreement.

CLAUSE THREE:	LEASE TERM

3.1.	The lease term is ten (10) years (120 months), which will be counted from May 9, 2024 and will end on May 9, 2034. The deadline will be binding on both parties.

3.2.	Notwithstanding the provisions of the preceding paragraph, THE LESSEE may terminate this Agreement without giving cause by sending a notarized communication to THE LESSOR at least three (3) months in advance, informing them of their decision to terminate the Agreement. It is expressly stated that, in this case, THE TENANT must pay the sum equivalent to the last twelve (12) months of rent as an early termination penalty.

3.3.	THE LESSEE shall have the right of preference to renew this Agreement for an additional term of ten (10) years, which shall be binding on both parties, subject to the following conditions:

3.3.1.	THE LESSEE shall exercise his/her right of first refusal by notifying THE LESSOR, within the 8th year of each 10-year period, his/her intention to renew the lease.

3.3.2.	The PARTIES will have a period of six (6) months from the exercise of THE LESSEE’s right of first refusal to agree on the renewal of the lease agreement and the new conditions to be applied to it.

3.3.3.	The renewal of the lease contract will be formalized with the signing by the PARTIES of a public deed containing the addendum with the terms and conditions applicable to the renewal of the Contract. This public deed will be registered in the electronic entry of the PROPERTY.

3.3.4.	The LESSEE’s right of first refusal shall be extinguished if it is not exercised within the eighth (8) year of each ten (10) year term of the lease, or if, within six (6) months following its exercise, the PARTIES do not sign the public deed described in section 3.4.3. above.

CLAUSE FOUR:	INCOME

4.1.	The monthly rent that THE TENANT must pay to THE LANDLORD will be as indicated below, as well as the opportunity and method of payment (hereinafter, the “RENT”):

4.1.1.	From the first month (month 1) to the twenty-fourth month (month 24): USD 8,000.00 (Eight Thousand and 00/100 Dollars) per month, not including IGV.

4.1.2.	From the twenty-fifth month (month 25) to the thirty-sixth (month 36) month: USD 20,000.00 (Twenty Thousand and 00/100 Dollars) per month, not including VAT.

4.1.3.	From the thirty-seventh month (month 37) to the forty-eighth month (month 48): USD 22,000.00 (Twenty-two Thousand and 00/100 Dollars) per month, excluding VAT.

4.1.4.	From the forty-ninth month (month 49) to the sixtieth month (month 60): USD 24,000.00 (Twenty-four Thousand and 00/100 Dollars) per month, not including VAT.

4.1.5.	From the sixty-first month (month 60) onwards, until the term of the Contract: USD 25,000.00 (Twenty-five Thousand and 00/100 Dollars) per month, not including VAT.

The agreed rent will be paid by THE TENANT by transfer to the bank account of THE LANDLORD indicated below:

●	Dollar Account Number:
●	Swift:
●	Bank Name: Banco Internacional del Perú S.A.A.- Interbank

●	Address: Av. Carlos Villarán N° 140, Urb. Santa Catalina, La Victoria, Lima, Peru
●	Interbank Account Number (20-digit CCI) if the international transfer includes a local tranche.
●	CCI:

4.2.	Payment must be made by THE RENTER during the first ten (10) business days of each month.

4.3.	It is expressly stated that the PARTIES have agreed on the schedule of payment of the RENT in the manner indicated in Numeral 4.1. above, by virtue of the fact that during the first two (2) years (twenty-four months) of the validity of this Agreement, THE LESSEE will be in an investment period. After that, from the twenty-fifth month onwards, the PARTIES agree that, as indicated in the aforementioned schedule, the price will be paid at market value. In this regard, the PARTIES state that there is a fair equivalence between the payment of the RENT and the LEASED PROPERTY.

CLAUSE FIVE:	STATEMENTS BY THE PARTIES

5.1.	THE LESSEE represents and warrants in favor of THE LESSOR the following:

a)	It is a validly incorporated company existing under the laws of the State of Nevada, United States of America.

b)	Your representative has sufficient powers of attorney to enter into this Agreement on your behalf.

c)	There is no legal or contractual restriction on entering into this Agreement and performing your obligations under this Agreement.

5.2.	For its part, THE LESSOR declares and guarantees in favor of THE LESSEE the following:

a)	It is a validly incorporated company existing under the laws of the Republic of Peru.

b)	Your representatives have sufficient powers of attorney to enter into this Agreement on your behalf.

c)	You are not subject to any legal or contractual restrictions on entering into this Agreement and performing your obligations under this Agreement. If LESSOR is required to obtain any third-party waiver, it is the LESSOR’s sole responsibility to obtain such waiver prior to entering into this Agreement

d)	The LEASED GOODS have sufficient authorizations, permits and licenses for the LESSEE to use the PLANT to carry out the activities indicated in subsection a) of numeral 6.1 of the Sixth Clause of this Agreement, without problems or interruptions.

At the same time, the LESSOR undertakes to carry out the necessary actions and to sign the pertinent documents to achieve the transfer of licenses, permits and/or authorizations, which are required, if applicable.

e)	It has not entered into or created encumbrances and/or encumbrances on the LEASED ASSETS, with the exception of:

(i)	Mortgage on the PROPERTY in favor of [***********] registered in entry [***********];

(ii)	Mortgage on the PROPERTY in favor of [***********], registered in entry [***********].

CLAUSE SIX:	OBLIGATIONS OF THE PARTIES

6.1.	THE LESSEE undertakes to THE LESSOR to comply with the following:

a)	To use the LEASED GOODS solely and exclusively for the following uses: manufacture of dehydrated food.

b)	Pay the monthly rent punctually, in the form and manner agreed in Clause Four of this Agreement.

c)	Deliver the LEASED GOODS in favor of THE LESSOR once the term of this CONTRACT has expired.

d)	Make timely payment for electricity and drinking water supply services.

6.2.	For its part, THE LESSOR undertakes to comply with the following:

a)	Deliver possession of the LEASED GOODS in favor of THE LESSOR on the date of signing this Agreement, which will be accredited by the signing of a delivery deed by both PARTIES.

b)	To allow the peaceful, free, total and uninterrupted use, enjoyment and possession of the GOODS LEASED to THE LESSEE, during the entire term of this Agreement, seeking at all times: (i) the normal and continuous development of the activities of THE LESSEE; (ii) the defense of the interests of THE LESSEE against third parties for possession, for conflicts between owners or neighbors of the LEASED GOODS and, (iii) in general, for any conflict or controversy with persons who carry out acts that disturb or may disturb the possession, use and usufruct of the LEASED GOODS.

In the same sense, THE LESSOR will allow and guarantee throughout the term of this Agreement, the full and total exercise of the right of use over the LEASED GOODS that corresponds to THE LESSEE, and must communicate to the latter within the next business day of having become aware of any fact that affects or may affect the rights of THE LESSOR or THE LESSEE on LEASED GOODS.

If failure to comply with the obligations described in the preceding paragraph results in the impossibility of allocating all or part of the LEASED GOODS to the uses established in this Agreement, THE LESSEE shall not be obliged to pay the monthly rent during the period of time in which he/she is unable to allocate all or part of the LEASED GOODS to the uses indicated above.

c)	THE LESSOR shall not enter into contracts that may constitute encumbrances or encumbrances and/or rights in rem over the LEASED GOODS, or over the goods comprising them in whole or in part, without the express written consent of THE LESSEE. If applicable, faithfully and timely comply with all legal and/or contractual obligations arising from those acts and/or contracts by virtue of which charges or encumbrances and/or rights in rem are established over the LEASED GOODS, or that in any way affect or may affect the rights of THE LESSEE over the LEASED GOODS.

d)	Pay the Property Tax and any other tax levied on the property of the LEASED PROPERTY, during the entire term of this Agreement.

e)	THE LESSOR shall assume at its own expense all repairs due to structural defects or hidden defects affecting the LEASED GOODS, within a period not exceeding seven (7) business days from the date on which THE LESSEE has communicated in writing the need to carry out such repairs. THE LESSEE is expressly entitled, but not obliged, to carry out such repairs at the expense of THE LESSOR, who will reimburse the costs and expenses required to carry out the respective repairs. This reimbursement will be compensated from the monthly rents from the month following the date of completion of the aforementioned repairs, after written communication accompanying the settlement and supporting documentation of the expenses incurred.

f)	THE LESSOR shall hold harmless and compensate THE LESSEE for any damage and/or harm that the LESSEE may suffer as a result of (i) the invalidity or ineffectiveness, partial or total, of this Agreement for reasons attributable to THE LESSOR; (iii) any third-party claim that in any way affects or may affect THE LESSEE’s right to the LEASED GOODS; and/or (iv) the breach of any obligation of THE LESSOR arising from this Agreement.

g)	THE LESSOR shall notify THE LESSEE of its intention to transfer ownership of any of the LEASED GOODS. THE LESSOR agrees to cause the purchaser of the LEASED GOODS to abide by all the terms and conditions of this Agreement.

h)	Manage all the acts of legal physical sanitation required by the LEASED GOODS, so that THE LESSEE can use them for the purposes established in this Agreement.

i)	Deliver to THE LESSEE the receipts and documents that justify the non-payment of the public and private services that the LEASED GOODS have, within fifteen (15) calendar days following the date of execution of this Agreement.

j)	To sign all public and/or private documents necessary for the formalization and registration of this Agreement in the Public Registries, in accordance with the provisions of Clause Thirteen of this Agreement.

CLAUSE SEVEN:	RESOLUTION

7.1.	This Agreement may be terminated by THE LESSOR, in the event that THE LESSEE fails to comply with its obligations to pay the rent established in the Fourth Clause of this Agreement, for two (2) months and 15 consecutive calendar days, in accordance with the provisions of Article 1429 of the Peruvian Civil Code.

7.2.	For its part, THE LESSEE may terminate this Agreement in accordance with the provisions of Article 1430° of the Peruvian Civil Code, in the event that THE LESSOR fails to comply with any of the obligations established in numeral 6.2 of the Sixth Clause above. To do so, it will be sufficient for THE LESSEE to inform THE LESSOR via notary that the contract has been terminated by the express termination clause indicated in this paragraph.

7.3.	Likewise, this Agreement will be terminated if THE LESSEE exercises its right of option to purchase and acquires ownership of the PROPERTY.

CLAUSE EIGHT:	REFURBISHMENT, IMPROVEMENTS TO THE PROPERTY

8.1.	THE LESSEE shall be authorized to carry out in THE PROPERTY and in the LEASED PROPERTY the works of conditioning, implementation, habilitation, improvements and equipment that are indispensable and necessary for the proper functioning and operation of the activities to which they will be intended.

For this purpose, it is expressly stated that, by signing this Agreement, THE LESSOR expressly authorizes THE LESSEE in advance to make this type of improvements, as long as they do not exceed USD 1,000,000.00 (One Million and 00/100 United States Dollars). For any improvement in excess of this amount, prior approval from THE LESSOR will always be required. Any improvement made, with or without the approval of THE LESSOR, will be for the benefit of the leased property, and will not be subject to reimbursement by THE LESSOR.

The Parties agree that the improvements made during the term of the lease will not increase the price to be paid by THE LESSEE in the event that the tenant exercises the option to purchase THE PROPERTY, in accordance with the terms agreed in this Agreement.

8.2.	At the termination of the Contract, all improvements that cannot be separated from the PROPERTY without causing detriment to the structures, installations and equipment of the same will remain for the benefit of THE LESSOR, and the rest of the improvements may be removed by THE LESSEE.

8.3.	For those works of conditioning, implementation, habilitation, improvements and equipment that involve alterations in the structures of the constructions of the LEASED ASSETS, prior and express authorization must be obtained from THE LESSOR, which must be granted within a maximum period of five (5) business days from the time it was requested by THE LESSEE and will not be unjustifiably denied.

CLAUSE NINE:	ASSIGNMENTS

Neither of the PARTIES may assign its rights, obligations and/or contractual position under this Agreement, without the prior written authorization of the other PARTY, with the exception of THE LESSEE in the case indicated in numeral 1.4 of the First Clause of this Agreement, according to which it may assign its contractual position in this Agreement in favor of the Branch, with the prior authorization of THE LESSOR.

CLAUSE TEN:	PURCHASE OPTION

In accordance with Article 1419 of the Civil Code, during the term of the Contract, THE LESSOR grants an option to purchase the PROPERTY, and an option to purchase the Assets indicated in Annex 1, which is an integral part of this Agreement, which may be exercised by THE LESSEE or by the person designated by the latter, by virtue of the provisions of Article 1422 of the Civil Code, independently, under the following terms and conditions:

10.1	The final contract will be perfected and THE LESSOR will transfer ownership of the PROPERTY and/or the Assets as appropriate to THE LESSEE -or whoever he/she designates- on the date of exercise of the right of option to purchase, that is, when THE LESSEE notifies THE LESSOR, through a notary, of his/her willingness to exercise his/her right of option to purchase the PROPERTY and/or the Assets, and enter into the definitive contract to acquire ownership of the REAL ESTATE and/or the Assets.

10.2	Within fifteen (15) days following the signing of the definitive contract for the sale of the PROPERTY and/or the Assets, the Parties will sign the public deed of exercise of the purchase option and execution of the definitive contract and THE LESSEE will initiate the procedure for the registration of the transfer of ownership of the PROPERTY in its favor.

10.3	The sale price of the PROPERTY is USD 1,865,456.17 (One Million Eight Hundred Sixty-Five Thousand Four Hundred Fifty-Six and 17/100 United States Dollars), not including the IGV, if applicable. The sale price does not include the Assets linked to the PLANT. On the other hand, the sale price for the Assets will be the one resulting from the appraisal that will be carried out on them, once THE LESSEE exercises its purchase option. To this end, the Parties agree to appoint three (3) reputable appraisers in the market to present three different appraisal alternatives. In the event that the Parties do not agree on the appointment of appraisers, the alternative proposed by THE LESSEE shall prevail .

The Parties shall choose, from among the three appraisals carried out by the designated appraisers, the one that presents an average price among the three to determine the sale price of the Assets.

In any case, the sale price of the PROPERTY will be paid with the signing of the public deed that generates the definitive contract for the transfer of ownership of the PROPERTY and/or the Assets, as indicated in numeral 10.2 of this clause.

10.4.	The obligation to pay the sale price by THE TENANT is subject to the condition that the PROPERTY is free of any limitation, encumbrance or encumbrance that may affect it, with the exception of the mortgage indicated in subsection i) of section e) of numeral 5.2 of the fifth clause of this Agreement, and that THE LANDLORD has complied with the payment of the property tax that falls on the PROPERTY for the statute of limitations.

10.5.	Consequently THE TENANT shall not be obliged to pay the sale price of the PROPERTYmeanwhile THE LANDLORD has not accredited THE TENANT compliance with the payment conditions set out in section 10.4 above.

10.6.	In accordance with Article 1120 of the Civil Code, THE LANDLORD waiver of the legal mortgage established by Article 1118 of the Civil Code to guarantee the payment of the balance of the sale price of the PROPERTY pending on the date of signing the definitive contract.

10.7.	Once the payment of the sale price of the PROPERTYthe PARTS They will sign the public deed of cancellation of the price.

CLAUSE ELEVEN:	NOTIFICATIONS

11.1	All communications and notifications that may be made under the terms of this CONTRACT must be made in writing to the addresses of the PARTIES indicated in the introduction to this Agreement, or to the following e-mails, always through the contact persons indicated below:

a)	THE LANDLORD:

[***********]

b)	THE TENANT:

Representative: Eric Healy

Email: eric@branchoutfood.com

Address: Elias Aguirre 849, Apt. 01, Miraflores, Lima- Peru

11.2	The modification of the addresses, e-mails and contact persons indicated in the previous paragraph must be communicated five (5) business days in advance of the date on which said modification becomes effective in order to take effect against the other PARTY.

TWELFTH CLAUSE:	EXPENSE

The expenses and taxes levied on the execution, formalization and registration of this Agreement will be assumed in equal parts by the PARTIES.

THIRTEENTH CLAUSE:	GOVERNING LAW AND DISPUTE RESOLUTION

12.1.	The PARTIES agree that this Agreement is governed by the applicable laws of the Republic of Peru.

12.2.	Any dispute or controversy arising between the PARTIES in connection with this Agreement, including those relating to the interpretation, performance, validity or effectiveness of the Agreement, shall seek to be resolved by the PARTIES in good faith by direct dealing.

12.3.	If the PARTIES do not reach an agreement within fifteen (15) days from the time either of them notified the other Party in writing of the existence of the discrepancy or controversy, at the request of either of them, the dispute shall be resolved by arbitration of law, which shall be subject to the following rules:

(i)	The arbitration shall be conducted by an arbitral tribunal composed of three (3) members. The arbitration shall be conducted in accordance with the Arbitration Rules of the Arbitration Center of the Lima Chamber of Commerce (the “Center”).

(ii)	Each of the PARTIES shall appoint an arbitrator. The third arbitrator shall be appointed by mutual agreement of the arbitrators appointed by the PARTIES. The third arbitrator shall preside over the arbitral tribunal.

In the event that either of the PARTIES does not appoint its respective arbitrator within a period of ten (10) days, counted from the date on which they are requested to do so by the other PARTY, the arbitrator will be appointed by the Center.

Likewise, in the event that the two appointed arbitrators do not appoint the third arbitrator within a period of ten (10) days from the date of the appointment of the last of them, the third arbitrator will be appointed by the Center.

(iii)	The arbitral award rendered by the arbitral tribunal shall be final and final. The arbitral tribunal may also be responsible for determining the precise nature of the dispute.

(iv)	The place of arbitration shall be in the city of Lima, Republic of Peru and the language to be used in the arbitration proceedings shall be Spanish.

(v)	The expenses and costs of the arbitration shall be borne by the losing PARTY only when there is a final award in the proceedings.

(vi)	For any intervention of the ordinary judges and courts within the arbitration mechanisms, the PARTIES expressly submit to the judges and courts of the headquarters of the judicial district of Cercado de Lima, renouncing the jurisdiction of their domiciles.

12.4.	The provisions of this clause shall survive the termination or termination of this Agreement

CLAUSE FOURTEEN:	FORMALIZATION AND REGISTRATION

13.1.	The PARTIES undertake to sign the public deed that originates this Agreement within a maximum period of two (2) business days from the signing of the same.

13.2.	Notwithstanding the provisions of the preceding paragraph, THE LESSOR shall sign all the documents, public and/or private, necessary to obtain the registration of this Agreement in the Peruvian Public Registries, within the business day following the request of THE LESSEE.

Add the introduction and conclusion of the law, insert the pertinent parts, and pass parts to the corresponding Real Property Registry for registration.

/s/ [***********]	/S/ [***********]

/s/ Eric Healy
BRANCHOUT FOOD INC.
Eric Healy
Pasaporte de los Estados Unidos de América No. 565054630